EXHIBIT 99.1

Johnson Outdoors Reports Results for Fiscal Year 2023

RACINE, Wis., Dec. 08, 2023 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced lower revenue and earnings for the fiscal year ending September 29, 2023. Fiscal 2023 sales fell 11 percent compared to the previous year, while operating profit decreased $54.6 million, or 82 percent, and net income fell $25.0 million, or 56 percent, over the prior fiscal year.

“The end of the elevated pandemic-driven demand of the past few years, combined with higher inventory levels at retail, resulted in lower sales and profits for our 2023 fiscal year. Our fiscal fourth quarter was particularly impacted by significantly slower demand,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Heading into fiscal 2024, we are working hard to outperform the challenging marketplace and improving our profitability profile. We’re excited about new innovation announced this year, including Minn Kota®’s new line of motors and Old Town®’s award-winning power-assisted pedal drive boat. We will continue to invest in innovation to keep our brands strong, and to maximize opportunities to enhance the long-term growth and profitability of all our businesses.”

FISCAL 2023 HIGHLIGHTS

  Announced broad line of new, innovative products in Fishing
  Received ICAST award for cutting-edge technology in Watercraft Recreation
  Maintained debt-free balance sheet and strong cash position
  Increased quarterly dividend to shareholders

FISCAL 2023 RESULTS
Total Company revenue fell 11 percent to $663.8 million versus fiscal 2022 revenue of $743.4 million. Key factors in the year-over-year comparison were:

  Fishing revenue decreased 6 percent as demand moderated to pre-pandemic levels
  Diving sales increased 8 percent, comparing favorably to the prior fiscal year, due to strong performance in a recovering market
  Camping decreased $25.0 million due primarily to a significant decline in demand as well as the sale of the Military and Commercial tents product lines in the fiscal second quarter
  Watercraft Recreation sales decreased $27.2 million, reflecting significant reductions in the overall market demand

Total Company operating profit was $11.7 million in fiscal 2023, which compared unfavorably to operating profit of $66.3 million in the prior fiscal year due to the lower sales volumes and a $27.3 million increase in operating expenses. Deferred compensation expense increased $9.1 million as a result of marking plan assets to market and was entirely offset in Other Income. Additionally, higher warranty expense, investments in research and development costs, and higher marketing and professional services costs further drove the operating expense increase versus fiscal 2022.

Profit before income taxes was $25.8 million in fiscal 2023, compared to $58.9 million in fiscal 2022. Other Income improved by $17.8 million over the prior year due primarily to improved gains on deferred compensation plan assets (offset in operating expenses as noted above) and a $6.6 million gain on the sale of Military and Commercial Tents. Net income for the fiscal year fell to $19.5 million, or $1.90 per diluted share, a 56 percent decline versus $44.5 million, or $4.37 per diluted share, in the last fiscal year. The effective tax rate was 24.4 percent compared to the previous fiscal year’s rate of 24.4 percent.

FOURTH QUARTER RESULTS
Total Company net sales in the fiscal fourth quarter were $96.3 million, a $100.1 million decrease from the prior fiscal year fourth quarter’s sales of $196.4 million. Operating loss of $22.6 million in the current year fourth quarter declined from operating profit of $13.3 million in the prior year fourth quarter. Gross profit declined from the prior year quarter due to lower sales, increased inventory reserves, and unfavorable overhead absorption. Operating expenses decreased $4.3 million due primarily to a reduction in sales volume-driven expenses and lower incentive compensation expense. Loss before income taxes was $22.1 million in the current year quarter, compared to profit before income taxes of $11.8 million in the prior year fourth quarter. Net loss for the fourth quarter was $16.0 million compared to net income of $9.7 million in fiscal 2022.

OTHER FINANCIAL INFORMATION
The Company reported cash and investments of $152.6 million as of September 29, 2023, a $22.8 million increase from the prior year, with no debt on its balance sheet. Depreciation and amortization were $16.3 million compared to $14.2 million in fiscal 2022. Capital spending totaled $22.7 million in fiscal 2023 compared with $31.7 million in fiscal 2022. In September 2023, the Company’s Board of Directors approved a 3 percent increase in the quarterly cash dividend to shareholders of record as of October 13, 2023, which was payable on October 27, 2023.

“Heading into fiscal year 2024, we’re focused on carefully managing higher-than-normal inventories and improving profitability with a defined cost savings program in place and prudent expense management,” said David W. Johnson, Chief Financial Officer. “The balance sheet remains debt-free and our healthy cash position enables us to continue investing in strategic opportunities to strengthen the business and consistently pay dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 8, 2023. A live listen-only web cast of the conference call may be accessed here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.   Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.   Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 8, 2023, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.   The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating results	September 29, 2023	September 30, 2022	September 29, 2023	September 30, 2022
Net sales	$96,345	$196,389	$663,844	$743,355
Cost of sales	67,959	127,782	419,757	472,023
Gross profit	28,386	68,607	244,087	271,332
Operating expenses	50,951	55,285	232,347	205,022
Operating (loss) profit:	(22,565)	13,322	11,740	66,310
Interest income, net	(1,699)	(432)	(4,391)	(654)
Other (income) expense, net	1,246	1,909	(9,693)	8,076
(Loss) profit before income taxes	(22,112)	11,845	25,824	58,888
Income tax (benefit) expense	(6,105)	2,192	6,290	14,397
Net (loss) income	$(16,007)	$9,653	$19,534	$44,491
Weighted average common shares outstanding - Dilutive	10,216	10,166	10,195	10,151
Net (loss) income per common share - Diluted	$(1.56)	$0.95	$1.90	$4.37

Segment Results
Net sales:
Fishing	$62,085	$152,338	$492,927	$526,582
Camping	8,326	13,575	45,322	70,355
Watercraft Recreation	2,494	8,459	40,768	67,940
Diving	23,475	21,988	85,069	78,874
Other / Eliminations	(35)	29	(242)	(396)
Total	$96,345	$196,389	$663,844	$743,355
Operating profit (loss):
Fishing	$(10,033)	$21,267	$41,325	$65,433
Camping	(4,406)	548	457	13,415
Watercraft Recreation	(3,414)	(1,415)	(1,777)	6,173
Diving	1,902	631	6,092	4,705
Other / Eliminations	(6,614)	(7,709)	(34,357)	(23,416)
Total	$(22,565)	$13,322	$11,740	$66,310

Balance Sheet Information (End of Period)
Cash, cash equivalents, and short term investments			$138,618	$129,803
Accounts receivable, net			43,159	91,919
Inventories, net			261,474	248,649
Total current assets			458,656	480,316
Long term investments			13,943	—
Total assets			681,606	679,931
Total current liabilities			104,006	114,713
Total liabilities			181,869	191,917
Shareholders’ equity			499,737	488,014

Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600